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                                                                   Exhibit 23.4


                               Consent of Counsel

         We hereby consent to the reference to us under the captions "Legal Opinions" and "Proposal 1 - The Recapitalization Proposal - Material Federal Income Tax Consequences" in the prospectus contained in the Registration Statement of Surge Components, Inc.

                                                       SNOW BECKER KRAUSS P.C.


New York, N.Y.
August 2, 2000